 FOR IMMEDIATE RELEASE

Investor Contact:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS COMPLETES ENROLLMENT OF SECOND REGADENOSON PHASE 3 TRIAL

PALO ALTO, Calif., June 7, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that patient enrollment of the second Phase 3 trial of regadenoson has been completed. The company expects topline data from the trial could be available in the second half of 2006.

In this trial, patients 18 years or older with the clinical need for a pharmacologic stress myocardial perfusion imaging (MPI) study were eligible to participate. Individuals who had an acute myocardial infarction or unstable angina within three months, or coronary revascularization within six months, were not permitted to participate in the study.

All study participants received a clinically indicated baseline MPI study using Adenoscan(R) (adenosine injection). Participants then were randomized in a double blinded fashion to receive either regadenoson or Adenoscan in a second MPI study. Each patient's scan is classified as indicating normal, moderate or severe ischemia. Baseline and blinded scans then are evaluated to determine if the scans are comparable. Adenoscan is the leading agent for MPI studies in the United States and is marketed by Astellas Pharma US, Inc.

First Regadenoson Phase 3 Trial

Data from the first Phase 3 trial of regadenoson, with an identical study design, were presented as a late breaking clinical trial at the American Society of Nuclear Cardiology Scientific Sessions 2005. The first Phase 3 trial met its primary endpoint by showing with 95 percent confidence that MPI studies conducted with regadenoson were comparable to MPI studies conducted with Adenoscan.

In the first Phase 3 trial, regadenoson was generally well tolerated and the most common adverse events reported in patients who received regadenoson were headache, chest pain, shortness of breath, flushing and gastrointestinal discomfort.

About Regadenoson

Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in MPI studies. Regadenoson has been designed to be delivered rapidly as a bolus and to selectively stimulate the A2A-adenosine receptor, the receptor responsible for coronary vasodilation. Regadenoson has not been approved for marketing by any regulatory authorities.

Under a collaboration agreement providing Astellas with exclusive North American rights to regadenoson, CV Therapeutics manages the clinical development program and Astellas is responsible for manufacturing, selling and marketing regadenoson in North America, if the product is approved for marketing. Under the arrangement, Astellas reimburses CV Therapeutics for 75 percent of development costs and CV Therapeutics will receive a royalty on product sales of regadenoson, if approved, and may receive a royalty on another product. CV Therapeutics owns the rights for regadenoson outside of North America.

Myocardial perfusion imaging studies

MPI studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. In 2002, approximately 7.8 million patients underwent MPI studies in the United States.

Many patients exercise on a treadmill to generate the increase in coronary blood flow necessary to perform an MPI study. However, more than 40 percent of the patients undergoing an MPI study are unable to exercise adequately because of medical conditions such as peripheral vascular disease, arthritis or other limiting medical conditions which prevent them from exercising on the treadmill. For these patients, a pharmacologic stress agent that temporarily increases coronary blood flow is used to mimic the increase in coronary blood flow caused by exercise. Regadenoson is being studied for potential use as a pharmacologic stress agent under these circumstances.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R) ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, conduct of clinical studies, study results, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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